Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our report dated March 1, 2016, relating to the consolidated financial statements of Texas Competitive Electric Holdings Company LLC (a subsidiary of Energy Future Holdings Corp.) and subsidiaries (Debtor-in-Possession) (“TCEH”) (which report expresses an unqualified opinion on those consolidated financial statements and includes explanatory paragraphs regarding bankruptcy, and TCEH’s ability to continue as a going concern), appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Dallas, Texas

December 22, 2016